EXHIBIT 10.3

AMENDMENT

2004 INCENTIVE STOCK OPTION AWARD AGREEMENT FOR AN EMPLOYEE

     THIS AMENDMENT is made effective at 5:00 p.m. on the 11th day of April, 2005 (the “Effective Time”), by the Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of LSB Bancshares, Inc., a North Carolina corporation (the “Company”). This Amendment applies to each of the award agreements (the “2004 Award Agreements”) with respect to the stock options awarded to employees on December 21, 2004 (the “2004 Employee Options”), under the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees (the “Plan”). All capitalized terms used but not defined herein or in the 2004 Award Agreements have the same meaning given them in the Plan. Each of the 2004 Award Agreements is amended as specified below.

1.	A new Sections 2(f) shall be added to each 2004 Award Agreement as follows:

f.	Accelerated Vesting. Notwithstanding Section 2(b), vesting of the 2004 Employee Options is accelerated as provided in this Section 2(f).

vii.	If the Participant is not at the Effective Time one of the Company’s “named executive officers” as defined in the Company’s proxy statement for the 2005 annual meeting of shareholders (the “Named Executives”), the Participant’s 2004 Employee Option shall become immediately vested and exercisable with respect to all of the Award Shares at the Effective Time.

viii.	The portion of the Participant’s 2004 Employee Option that has been deemed to be a Non-Qualified Stock Option with respect to any Award Shares pursuant to Section 2(e)(i) shall be immediately vested and exercisable at the Effective Time.

ix.	If the Participant is at the Effective Time a Named Executive, the portion of the Participant’s 2004 Employee Option that would have become first exercisable with respect to one-fifth of the Award Shares pursuant to Section 2(b) of the 2004 Award Agreement on the first anniversary of the Date of Grant shall instead be immediately vested and exercisable at the Effective Time.

x.	The portion, if any, of the Participant’s 2004 Employee Option that does not become immediately vested and exercisable with respect to any Award Shares at the Effective Time pursuant to subsections (i), (ii) and (iii) above shall become exercisable in accordance with the provisions of Section 2(b) at the latest time or times it would have become exercisable with respect to such Award Shares in the absence of subsections (i), (ii) and (iii) above. For example, if pursuant to subsection (i), (ii) and (iii) above a 2004 Employee Option with respect to 1,000 Award Shares becomes immediately vested and exercisable with respect to all 200 Award Shares scheduled to become exercisable on the first anniversary of the Date of Grant, with respect to 150 Award Shares on the second anniversary of the Date of Grant, and with respect to 100 Award Shares on the third anniversary of the Date of Grant, then such Option shall become exercisable with respect to the remaining 550 Award Shares as follows: 50 Award Shares on the second anniversary of the Date of Grant, 100 Award Shares on the third anniversary of the Date of Grant, 200 Award Shares on the fourth anniversary of the Date of Grant, and 200 Award Shares on the fifth anniversary of the Date of Grant.
xi.	To the extent the 2004 Employee Option has become vested and exercisable in accordance with this Section 2(f), the provisions of subsections (i) and (ii) of Section 2(b) shall also remain applicable to such exercisable portion of such Option.

2.	A new Sections 2(g) shall be added to each 2004 Award Agreement as follows:

g.	Definitions With Respect to Section 2(f). For purposes of Section 2(f), the following terms shall have the meanings set forth below:

“Effective Time” means 5:00 p.m. on the 11th day of April, 2005.

“2004 Award Agreements” means each of the award agreements with respect to the 2004 Employee Options.

“2004 Employee Options” means the Options awarded to employees on December 21, 2004, under the Plan.

3.	The remaining provisions of the 2004 Award Agreements, including but not limited to Section 3 regarding exercise following death or termination of employment, shall remain in full force and effect and shall apply to all of the Participant’s 2004 Employee Options including those that have vested and become exercisable under Section 2(f). Options that become fully vested and exercisable pursuant to Section 2(f) will lapse and cease to be exercisable following death or termination of employment in accordance with Section 3 of the 2004 Award Agreements and Section 6(f) of the Plan.

     IN WITNESS WHEREOF, the Chairman of the Stock Option and Compensation Committee has signed this Amendment on behalf of the Committee.

LSB BANCSHARES, INC.
By:	/s/ Robert B. Smith, Jr.
Robert B. Smith, Jr., Chairman
Date: April 15, 2005

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